                                                                  EXHIBIT (a)(1)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                            WESTBRAE NATURAL, INC.

                                      AT
                             $3.625 NET PER SHARE

                                      BY

                            HAIN ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                           THE HAIN FOOD GROUP, INC.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, OCTOBER 9, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (II) PARENT (AS DEFINED HEREIN) OBTAINING, PRIOR TO THE EXPIRATION OF THE OFFER, SUFFICIENT FINANCING, ON TERMS REASONABLY ACCEPTABLE TO PARENT, TO ENABLE THE CONSUMMATION OF THE OFFER (AS DEFINED HEREIN) AND THE MERGER (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

  IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT (AS DEFINED HEREIN), THE BENEFICIAL OWNERS OF APPROXIMATELY 68.9% OF THE OUTSTANDING SHARES AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

                                ---------------

  THE BOARD OF DIRECTORS OF THE COMPANY (AS DEFINED HEREIN) HAS APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share, of the Company should either
(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.
                                ---------------

                       The Depositary for the Offer is:

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                   PARTNERS, INC.
September 12, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION.............................................................    1
  1. Terms of the Offer..................................................     2
  2. Acceptance for Payment and Payment for Shares.......................     4
  3. Procedures for Tendering Shares.....................................     5
  4. Withdrawal Rights...................................................     7
  5. Certain Federal Income Tax Consequences.............................     8
  6. Price Range of Shares; Dividends....................................     9
  7. Effect of the Offer on the Market for the Shares; NASDAQ Listing and
      Exchange Act Registration..........................................     9
  8. Certain Information Concerning the Company..........................    10
  9. Certain Information Concerning the Purchaser and Parent.............    13
 10. Source and Amount of Funds..........................................    14
 11. Background of the Offer; Contacts with the Company..................    16
     Purpose of the Offer, Merger, Merger Agreement and Stockholders
 12. Agreement...........................................................    17
 13. Dividends and Distributions.........................................    24
 14. Conditions to the Offer.............................................    25
 15. Certain Legal Matters...............................................    26
 16. Fees and Expenses...................................................    27
 17. Miscellaneous.......................................................    27

Schedule I-Directors and Executive Officers of Parent and the Purchaser

TO THE HOLDERS OF COMMON STOCK OF
 WESTBRAE NATURAL, INC.

                                 INTRODUCTION

  Hain Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of The Hain Food Group, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Westbrae Natural, Inc., a Delaware corporation (the "Company"), at $3.625 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees of Continental Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and (ii) Parent obtaining, prior to the expiration of the Offer, sufficient financing, on terms substantially as set forth in the Financing Commitment (as defined herein), to enable the consummation of the Offer and the Merger (the "Financing Condition"). See Sections 10 and 14.

  The Purchaser is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The Purchaser has no significant assets or liabilities other than those that will be acquired in connection with the Offer and the Merger. For additional information concerning the Purchaser, see Section 9.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 11, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporations Law, as amended (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the
DGCL) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest. See Section 12.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Once the conditions to the Offer, including the Minimum Condition and the Financing Condition, are satisfied and the Purchaser accepts the Shares tendered for payment pursuant to the Offer, the Merger will occur as soon as practicable thereafter. If following the Offer the Purchaser holds a number of Shares that satisfies the Minimum Condition but which is less than 90% of all of the outstanding Shares, then in accordance with Section 251 of the DGCL, the Merger Agreement will be submitted for approval at a special meeting of the stockholders of the Company. As a result of the Minimum Condition and the Purchaser's beneficial ownership of a majority of all of the outstanding Shares, the Purchaser, acting alone, would be able to approve the Merger Agreement at such meeting. If, following the Offer, the Purchaser holds 90% or more of the outstanding Shares, the Purchaser intends to cause the Merger to occur as a short-form merger (without the need for a stockholders' meeting) in accordance with the terms of Section 253 of the DGCL.

  The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as practicable after the Expiration Date (as hereinafter defined). The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the Expiration Date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment. The Offer will not remain open following the time Shares are accepted for payment.

  In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Stockholders Agreement, dated as of September 11, 1997 (the "Stockholders Agreement"), with Delaware State Employees' Retirement Fund, The Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc., the Declaration of Trust for the Defined Benefit Plans of ICI Zeneca Holdings Inc., Baccharis Capital, Inc., Princeton/Montrose Partners, Southern California Ventures II, Natural Venture Partners I, Robert J. Cresci, Allan Dalben, Anthony J. Harnett, B. Allen Lay, Jay J. Miller, Stephen P. Monticelli, F. Noel Perry, Henry W. Poett, III and Donald R. Stroben and Stephen Schorr (collectively, the "Stockholders"), the record and/or beneficial owners of an aggregate of 4,098,654 Shares, or approximately 68.9% of the Shares outstanding on September 11, 1997 (66.4% of the outstanding Shares on a fully diluted basis). The Stockholders Agreement is more fully described in Section 12.

  Parent has entered into a commitment letter dated September 11, 1997 with IBJ Schroder Bank & Trust Company ("IBJ Schroder") pursuant to which, subject to the terms and conditions thereof, IBJ Schroder has agreed to provide the financing necessary to finance the Offer and Merger and to pay related fees and expenses. The Offer is conditioned upon, among other things, Parent having satisfied the Financing Condition. See Section 10.

  According to the Company, as of September 11, 1997 there were 5,950,588 Shares issued and outstanding, 292,066 Shares held by the Company in its treasury, and 1,089,875 Shares reserved for issuance pursuant to the Company's outstanding officer, director and employee stock options ("Company Options") granted pursuant to stock option plans or arrangements of the Company (the "Option Plans"), of which 1,008,875 Shares are subject to outstanding, unexercised options. Based upon the foregoing information, the Minimum Condition would be satisfied if 3,479,732 Shares were validly tendered.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on October 9, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Financing Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition or the Financing Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, reduce the number of Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, except as provided in the next two sentences, extend the Offer or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase Shares set forth in paragraphs (a), (b) and
(e) under "Conditions to the Offer" below shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition, the Purchaser shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied; provided, however, that the Purchaser shall not be required to extend the Offer beyond November 30, 1997.

  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(c) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information.

  In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Under the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's reasonable discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt of the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of

Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Stock Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Stock Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to a person other than the registered holder of the Stock Certificates, the tendered Stock Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder(s) appear on the Stock Certificates with the signatures on such Stock Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within four NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER

("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A STOCKHOLDER DOES NOT PROVIDE SUCH STOCKHOLDER'S CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON SUCH STOCKHOLDER AND PAYMENTS THAT ARE MADE TO SUCH STOCKHOLDER WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING AT A RATE OF 31%. ALL STOCKHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY). SEE INSTRUCTION 9 AND "IMPORTANT TAX INFORMATION" IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Appointment; Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 10, 1997, or at such later time as may apply if the Offer is extended.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signature guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED NOT TO HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

  Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than eighteen months at the time of sale and will be midterm capital gain or loss if the holder has held the Shares for more than one year but not more than eighteen months at the time of sale. Under present law, long term capital gains and midterm capital gains recognized by an individual stockholder generally will be taxed at a maximum U.S. federal marginal tax rate of 20% and 28%, respectively, and long term capital gains and midterm capital gains recognized by a corporate stockholder both will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares may be subject to backup withholding at a rate of 31% unless a TIN is provided by such stockholder and such stockholder certifies that such number is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Federal Income Tax Withholding" under Section 3 and Instruction 9 and "Important Tax Information" in the Letter of Transmittal.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER (OR THE MERGER) TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

  6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are traded on The Nasdaq Stock Market's SmallCap System ("The Nasdaq SmallCap Market") under the symbol "WNAT." The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share as reported by The Nasdaq SmallCap Market.

                                                                  MARKET
                                                                  PRICE
                                                                 -----------
                                                                 HIGH    LOW
                                                                 ----    ---
      YEAR ENDED DECEMBER 31, 1995
      First Quarter.............................................  $2     $1 1/4
      Second Quarter............................................   1 7/8  1 1/2
      Third Quarter.............................................   2 1/2  1 5/8
      Fourth Quarter............................................   2      1 3/8
      YEAR ENDED DECEMBER 31, 1996
      First Quarter.............................................  $2 5/8 $1 1/2
      Second Quarter............................................   2 7/8  2 1/4
      Third Quarter.............................................   4 1/8  2
      Fourth Quarter............................................   3 3/4  2 7/8
      YEAR ENDED DECEMBER 31, 1997
      First Quarter.............................................  $3 5/8 $2 5/8
      Second Quarter............................................   3 5/8  2 3/8
      Third Quarter (through September 5, 1997).................   4      2 5/8

  The Company has not paid any dividends on its Common Stock during the past two fiscal years or the fiscal year to date.

  The closing sale price of the Shares as reported by the Nasdaq SmallCap Market was $3.625 per share on September 5, 1997, the last full day of trading prior to the first public announcement relating to the Offer.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

  The purchase of shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The Nasdaq Stock Market for continued listing and may, therefore, be delisted from such stock market. The Nasdaq Stock Market's published guidelines require that, among other things, if the number of beneficial holders were to fall below 300, or if the number of publicly held shares were to fall below 100,000 or there were not at least two registered and active market makers for the shares, such shares would no longer be "qualified" for reporting by The Nasdaq SmallCap Market.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq SmallCap Market or in any other tier of The Nasdaq Stock Market, and the shares are no longer included in The Nasdaq SmallCap Market or in any other tier of The Nasdaq Stock Market, the market for the Shares could be adversely affected.

  If The Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would trade in the over-the-counter market and that price quotations for the Shares would be reported through other sources. The extent of the public market for the shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or The Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may effect the significance or accuracy of any such information but which were unknown to Parent or the Purchaser.

  The Company is a Delaware corporation with its principal executive offices located at 1065 East Walnut Street, Carson, California 90746. The telephone number of the Company at such offices is (310) 886-8200.

  The Company (formerly Vestro Natural Foods Inc.) is engaged in the marketing and distribution of natural and organic food products.

  The Company was originally incorporated in New York on June 13, 1947 under the name of Project Fabrication Corporation. In 1987, the Company assumed the name Vestro Foods Inc., in 1994, adopted the name Vestro Natural Foods Inc. and, in 1997 adopted its present name. The Company began its program of acquiring specialty food companies during 1987 as a result of an equity infusion of $3,420,000 (later increased to $5,000,000) by a group of institutional investors.

  On February 5, 1988, Westbrae Natural Foods, Inc. ("Westbrae Natural"), a California corporation, merged with and into a wholly owned subsidiary of the Company. Westbrae Natural marketed soy beverages, condiments, pasta, and Japanese products. This subsidiary was the first in the Company's natural foods core.

  Effective September 29, 1989, the Company acquired 100% of the common stock of Little Bear Organic Foods, Inc. ("Little Bear") a national marketer of organic snack foods such as corn chips, salsas, popcorn, taco and tostada shells and refried beans under the trade names Little Bear and Bearitos, to the natural foods industry.

  Westbrae Natural markets an extensive line of natural food products, including soy and rice beverages, cookies, potato chips, canned beans, soups, pasta, condiments, tahini, ramen soups, soy sauce and rice cakes. Westbrae Natural's products are sold nationally through specialty food distributors, which in turn sell to retail natural food stores, specialty food stores and mass market food stores. Westbrae Natural's products are marketed under the trade names Westbrae Natural, WestSoy and Right from the Field.

  Little Bear has been a leader in the natural food industry in the use of organic products, i.e. those grown without the use of chemical fertilizers or pesticides. Little Bear's product lines consist of snack foods (blue, yellow and white corn tortilla chips, popcorn, corn chips, cheddar puffs, and licorice) and canned products (refried beans, chili, baked beans, bean dip, salsa). Little Bear's products are marketed under the trade names Little Bear and Bearitos.

  The Company believes there is significant potential in the expansion of Little Bear's organic product lines as well as new Westbrae Natural products which are organic. Little Bear and Westbrae Natural operate in the same marketplace and sell their products through the same distribution channels for sale nationally by natural food, specialty food and mass market retail stores.

  In January, 1992, the Company consolidated the operations of Westbrae Natural and Little Bear. The product lines continue to be sold under each label, but the sales, distribution and administration functions are performed by a unified operating staff.

  The Company has historically been a leader in its industry in the formulation and introduction of new products. These introductions have provided the impetus to the Company's growth.

  In September 1989, Westbrae Natural introduced a line of potato chips made from 100% organically grown potatoes and oil. The potato chips are now available in salted, no salt, barbecue, sour cream ranch and ripple varieties.

  In March 1990, Westbrae Natural introduced Westsoy Lite, a reduced fat (1%) soy beverage in three flavors, cocoa, vanilla, and plain. This product line was unique in the natural food industry and has produced significant sales for the Company.

  In September 1991, Westbrae Natural introduced Westsoy Plus, a fortified (with vitamins and calcium) soy beverage in three flavors.

  In 1992, Westbrae Natural and Little Bear introduced items that fit into the growing trend to "low fat" food products. Westbrae added a line of five Lite Malteds to its soy beverage offerings. Little Bear brought out a Lite version of its Cheddar Puffs.

  In 1993, Westbrae Natural and Little Bear continued their high level of product introductions with an emphasis on "fat free" and "low fat" products. Most significantly, a new soy drink, which is both lowfat and popularly priced, and a product line of eight flavors of fat free soups were introduced.

  In 1994, Westbrae Natural introduced a rice drink as an addition to its non dairy beverage line, as well as a nonfat soy beverage. At the end of the year a line of reduced fat cookies in ten flavors was introduced. These cookies were very well received in the market place and produced over $2.5 million of net sales in their first year.

  In 1995, the Company introduced corn chips in four varieties, the first in the natural foods industry. To reinforce its commitment to lowfat and nonfat products, the Company reformulated its soups, caramel corn and baked chips to improve their taste while retaining their health characteristics.

  In 1996, Westbrae Natural became the first company to sell nondairy beverages in an aseptic half gallon size. Westbrae Natural introduced six varieties of nondairy beverages in this size. Also introduced during the year were Sweet Interludes shortbread cookies in four flavors, popcorn bars in two flavors and three varieties of canned organic vegetables.

  Approximately 5% of Westbrae Natural's products are currently imported through one trading company in Japan. Westbrae Natural is subject to the risks of currency price fluctuations on these products. During certain times of the year certain items with long lead delivery times must be purchased in advance and inventoried to ensure available product at reasonable prices. Some raw materials used in the Company's products are subject to seasonal availability.

  The Company uses copackers to process products to the Company's specifications. In some product lines, the Company uses only one source. In the past the Company has been able to change copackers without a significant disruption of its business. However, the loss of a copacker could disrupt the Company's supply chain of those products resulting in reduced revenue in that product line until a replacement is found.

  Westbrae Natural and Little Bear compete with a number of producers of natural and organic food products on a national basis. The principal factors of competition are believed to be the formulation of natural and organic products and consumer confidence in the nutritional content of the ingredients. The Company believes it prices its products competitively and has a well recognized and trusted name in its marketplace.

  Sales to three customers amounted to $9,126,000 (27%), $6,275,000 (18%) and $4,728,000 (14%), respectively, of consolidated net sales in 1996. Although sales of several of the Company's products (i.e. soups) may be affected by seasonal usage, the Company's overall product sales do not exhibit a high degree of seasonality. The Company does not normally have a material backlog.

  The Company owns the right to certain trademarks, tradenames and service marks used in its business.

  The Company maintains ongoing product development programs relating to new food products which it considers important to the growth of its business.

  Operations are supervised by various federal, state and local regulatory agencies, including the U.S. Department of Agriculture, U.S. Food and Drug Administration, California Food and Agricultural Department, California Air Resources and Solid Waste Management Boards, California Industrial Relations Department, Air Pollution Control Board, Building Inspectors Office and Bureau of Weights and Measures. The Company believes that it substantially complies with pertinent environmental regulations and does not contemplate any significant expenditures for environmental control facilities in the foreseeable future.

  Selected Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the six month periods ended June 30, 1996 and June 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

                            WESTBRAE NATURAL, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                SIX MONTHS
                              ENDED JUNE 30,        FISCAL YEAR ENDED DECEMBER 31,
                          ----------------------- -----------------------------------
                             1997        1996        1996        1995        1994
                          ----------- ----------- ----------- ----------- -----------
Selected statement of operations
 data
Net Sales...............  $17,502,000 $17,191,000 $32,583,000 $28,836,000 $24,892,000
Gross Profit............    6,933,000   6,498,000  12,440,000  10,462,000   8,833,000
Earnings from Continuing
 Operations.............      708,000     571,000   1,203,000     602,000     538,000
Earnings (Loss) from
 Continuing Operations
 per Share of Common
 Stock..................  $      0.11 $      0.09 $      0.19 $      0.10 $      0.09
Selected Balance Sheet
 Data
  Current Assets........  $ 7,320,000 $ 7,176,000 $ 6,517,000 $ 6,159,000 $ 6,336,000
  Property, Plant and
   Equipment, Net.......      156,000     174,000     169,000     156,000     166,000
  Other Assets..........    6,877,000   7,238,000   7,084,000   7,452,000   7,772,000
                          ----------- ----------- ----------- ----------- -----------
    Total Assets........  $14,353,000 $14,588,000 $13,775,000 $13,767,000 $14,276,000
Current Liabilities.....  $ 3,607,000 $ 4,368,000 $ 3,348,000 $ 3,691,000 $ 4,165,000
Long-term obligations...    1,524,000   2,338,000   1,913,000   2,765,000   3,402,000
Shareholders' Equity....    9,222,000   7,882,000   8,514,000   7,311,000   6,709,000
                          ----------- ----------- ----------- ----------- -----------
Total Liabilities and
 Shareholders' Equity...  $14,353,000 $14,558,000 $13,775,000 $13,767,000 $14,276,000

  Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copying at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

  The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553. The telephone number at such offices is
(516) 237-6200.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

  Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Parent is a Delaware corporation with its principal office located at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553. The telephone number at such offices is (516) 237-6200.

  Except as set forth in this Offer to Purchase, none of the Purchaser or Parent (collectively, the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of any of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

  10. SOURCE AND AMOUNT OF FUNDS

  The total amount required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Merger Agreement and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $27.6 million. The Purchaser will obtain all such funds through a capital contribution from Parent. Parent intends to obtain such funds pursuant to a term loan and a revolving credit facility (together, the "Facilities") contemplated by a commitment letter from IBJ Schroder dated September 11, 1997 (the "Financing Commitment"). The Facilities will also be used by the Parent to provide working capital and to fund future acquisitions. IBJ Schroder intends to syndicate the Facilities to other financial institutions ("Lenders").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE FINANCING CONDITION. THE OBLIGATIONS OF IBJ SCHRODER TO FUND UNDER THE FINANCING COMMITMENT ARE SUBJECT TO CERTAIN CONDITIONS THAT ARE SUMMARIZED BELOW. IF ANY SUCH CONDITION IS NOT SATISFIED OR WAIVED, AND AS A RESULT, THE FINANCING CONTEMPLATED BY THE FINANCING COMMITMENT IS NOT FUNDED, THEN THE FINANCING CONDITION WILL NOT BE SATISFIED AND THE PURCHASER WILL NOT BE OBLIGATED TO ACCEPT FOR PAYMENT OR TO PAY FOR SHARES TENDERED PURSUANT TO THE OFFER.

  FINANCING COMMITMENT. The following is a summary of certain provisions of the Financing Commitment. The summary is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Financing Commitment may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Facilities will consist of two loans totaling $40.0 million (the "Commitment Amount"), in the form of a $30 million secured term loan ("Facility A") and a $10 million secured borrowing base revolving credit facility ("Facility B"). The Facilities will be guaranteed by the existing and future subsidiaries of Parent, including the Purchaser (the "Guarantors"). Consummation of the Facilities is subject to, among other things, the negotiation and execution of a definitive financing agreement (the "Definitive Financing Agreement") on terms satisfactory to the parties thereto. There can be no assurance that the terms set forth below will be contained in such agreement or that such agreement will not contain additional provisions.

  Facility A. The Financing Commitment provides that the Parent may borrow up to $30.0 million at the closing of the Offer and the Merger (the "Closing") to fund the Offer and the Merger, consummate the transactions contemplated thereby, refinance certain indebtedness, retire certain stock options and to pay certain related fees and expenses. Facility A provides for a single borrowing at the Closing and no subsequent borrowings thereafter. The final maturity of Facility A will be six years after the date of Closing (the "Closing Date") and will be paid in quarterly installments beginning December 31, 1997. Outstanding amounts under Facility A will bear interest at a rate equal to, at Parent's option, either (i) the sum of the Alternate Base Rate plus 0.75% or (ii) the sum of the Eurodollar Rate plus 2.75%.

  Facility B. The Financing Commitment provides that the Parent may borrow up to $10.0 million from time to time, subject to borrowing base limitations, to provide for ongoing working capital needs and to fund the purchase price, subject to certain restrictions, of future acquisitions. Funds may be drawn, reborrowed and redrawn from the Closing Date through the Facility's maturity six years from the Closing Date, at which time the facility will be repaid in full. Outstanding amounts under Facility B will bear interest at a rate equal to, at Parent's option, either (i) the sum of the Alternate Base Rate plus 0.75% or (ii) the sum of the Eurodollar Rate plus 2.75%.

  Security. The Facilities will be secured by a first priority perfected security interest in all of the Parent's and Guarantors' present and future accounts receivable, general intangibles, contract rights, all rights to payment of money, instruments, documents, chattel paper, inventory, equipment, furniture, fixtures, licenses, trademarks, trade names, patents, copyrights and other assets (collectively, the "Collateral"). In addition, all the shares of capital stock of the Guarantors will be pledged to IBJ Schroder. The proceeds and products of the Collateral will not be subject to claims, liens or encumbrances except in IBJ Schroder's favor or with IBJ Schroder's written consent.

  Fees. The Parent will also pay IBJ Schroder certain commitment, facility and other fees, reimburse certain expenses and provide certain indemnities. The Purchaser and Parent believe that the material terms of such fees and reimbursement and indemnification obligations are customary for commitments of this type.

  Prepayments. The Definitive Financing Agreement will provide for mandatory prepayments (i) equal to 75% of excess cash flow determined on a year end basis, (ii) upon certain asset sales, (iii) with proceeds from any equity offering in an amount equal to 50% of the net proceeds of such offering and
(iv) with certain insurance proceeds. In addition, the Facilities may be voluntarily prepaid by Parent.

  Conditions to Lending. The Financing Commitment conditions the Facilities upon, among other things, (i) loan structure and documentation satisfactory to IBJ Schroder, (ii) satisfactory opinion of counsel to Parent at Closing as to certain matters, (iii) receipt of promissory notes from the Parent, (iv) satisfactory completion of due diligence, (v) evidence that the credit parties are in compliance with pertinent Federal, state and local regulations, (vi) documentation regarding waiver of jury trial and consequential damages, (vii) payment of fees and expenses, (viii) no material adverse change in the financial condition, business, operations, or prospects of Parent and the Guarantors (the "Credit Parties"), (ix) receipt of current SEC filings from Parent and the Company, (x) receipt of annual forecasts from the Parent and the Company, (xi) customary representations and warranties, (xii) receipt of requested third party consents and the evidence of issuance of certain insurance policies, (xiii) grant of the right to sell participations and assign interests in the Facilities, (xiv) approval of the corporate structure of the Credit Parties, (xv) satisfaction with acquisition documents and certain material contracts of the Company, (xvi) approval of expenses and maintenance by Parent and Guarantors of minimum liquidity, (xvii) review of regulatory issues and (xviii) certain restrictions with respect to Parent's subordinated debt.

  Covenants. The Financing Commitment provides that covenants in the Definitive Financing Agreement will include but not be limited to the following: maintenance of corporate existence, payment of indebtedness and taxes when due, financial reporting requirements (on a consolidated and consolidating basis for the Credit Parties), delivery of certificates of non-default, current or quick ratio, incrementing net worth, earnings before interest and taxes over interest ratio, debt to net worth ratio, fixed charge coverage, excess cash flow recapture, limitation on dividends and stock repurchases, limitation on capital expenditures, restriction and quality standards with respect to investments, limitations on other debt, no additional liens or guarantees other than the permitted liens, no change in nature of business, limitation on mergers or acquisitions, limitation on purchase of assets outside of the ordinary course of business, no change in fiscal year, restrictions on sale of assets, no affiliate transaction other than in the normal course of business as presently conducted.

  Parent anticipates that indebtedness incurred to fund the Offer and the Merger will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its affiliates, bank refinancing, and the public or private sale of equity or debt securities. Decisions concerning the method of repayment will be made based on Parent's review from time to time of the feasibility of particular actions and on prevailing interest rates and market conditions.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  In June 1994, Company approached Parent regarding a possible acquisition. Upon further discussion, the Company agreed to provide to Parent certain information regarding the Company. Parent and the Company entered into a confidentiality agreement dated June 27, 1994 preceding Parent's review of certain information concerning the Company.

  In early 1995, Parent made a non-binding offer to purchase the Company, which was terminated by mutual consent of the parties.

  In March 1997, Parent and the Company renewed discussions relating to the possible acquisition of the Company by Parent.

  Between June and August 1997, representatives of Parent met with representatives of the Company to discuss the Company's business, valuation parameters of the Company and to discuss generally the terms and conditions of a possible transaction.

  Parent and Company entered into a second confidentiality agreement dated August 20, 1997 preceding Parent's review of certain information concerning the Company.

  On September 4, 1997, the Purchaser presented the Company with a non-binding letter of intent which generally set forth the terms and conditions for the proposed acquisition of the Company. The Company executed the letter of intent which provided, among other things, that the Company negotiate exclusively with Parent regarding Parent's proposed acquisition, subject to the fiduciary duty of the Company's Board of Directors and that the Stockholders sign a Stockholders Agreement providing for the sale of Shares owned by them to Parent, through a tender of such Shares in the Offer or otherwise.

  On September 5, 1997, representatives of Parent and representatives of the Company began negotiating the terms of a definitive Merger Agreement and a definitive Stockholders Agreement.

  Parent issued a press release on September 8, 1997 announcing the execution of the letter of intent and setting forth the terms of the Offer.

  Negotiations between Parent and the Company continued through September 10, 1997, culminating in Parent and the Company agreeing upon a form of Merger Agreement and a form of Stockholders Agreement.

  A meeting of the Board of Directors of the Company was held on September 10, 1997, at which the definitive Merger Agreement and Stockholders Agreement were unanimously approved by the Board of Directors of the Company. Meetings of the Boards of Directors of Parent and the Purchaser were held on September 11, 1997, at which the Merger Agreement and Stockholders Agreement were approved by the Boards of Directors of Parent and the Purchaser. Following this approval, the Merger Agreement and the Stockholders Agreement were executed, and the Offer was commenced on September 12, 1997.

  12. PURPOSE OF THE OFFER, MERGER, MERGER AGREEMENT AND STOCKHOLDERS
AGREEMENT

  The purpose of the Offer, the Merger, the Merger Agreement and the Stockholder Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent. The Offer and the Stockholder Agreement are intended to increase the likelihood that the Merger will be effected.

  MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's and the Purchaser's Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that, subject to the provisions of the Merger Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of the Merger Agreement, the Purchaser will, and Parent will cause the Purchaser to, commence the Offer. The Merger Agreement provides that the obligation of the Purchaser to, and of Parent to cause the Purchaser to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer will be subject to the (i) the Minimum Condition, (ii) the Financing Condition and
(iii) conditions set forth in "Conditions to the Offer" below and to the other conditions of the Merger Agreement. On the terms and subject to the conditions of the Offer and the Merger Agreement, the Purchaser will, and Parent will cause the Purchaser to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The Purchaser expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the consent of the Company, the Purchaser will not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, (iv) except as provided in the next two sentences, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date will be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding shares of Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase shares of Common Stock set forth in paragraphs (a), (b) and (e) of "Conditions to the Offer" below will not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or
(iii) of this sentence. In addition, the Purchaser will at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase shares of Common Stock will not be satisfied; provided, however, that the Purchaser will not be required to extend the Offer beyond November 30, 1997.

  The Merger. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger" and in accordance with the DGCL, the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the
DGCL), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

  Approval of Company Stockholders. If required by applicable law in order to consummate the Merger, the Company will duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement and the Merger. In addition to receiving notice of such Special Meeting, stockholders would receive a Proxy Statement (the "Proxy Statement"), soliciting the vote of the stockholders of the Company with respect to the Merger Agreement and the Merger at the Special Meeting. Section 253 of the DGCL would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of all of the outstanding Shares in the Offer. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser intends to cause the Merger to occur as a short-form merger.

  Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger, (2) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger and (3) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:
(1) by the mutual written consent of Parent and the Company; (2) by either of the Company or Parent (a) if the Offer will have expired without any Shares being purchased therein, other than by a party whose failure to fulfill an obligation under the Merger Agreement was the cause of the failure of Parent or the Purchaser to purchase such shares, (b) if any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") will have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action will have become final and non-appealable or (c) if the Offer has not been consummated prior to November 30, 1997; (3) by the Company if (a) to the extent described under the second paragraph under "Takeover Proposals," the Board of Directors of the Company (the "Company Board") approves or recommends a Superior Proposal (as defined below) and (b) the Company has paid to the Parent an amount in cash equal to the sum of the Termination Fee (as defined below); or (4) by Parent (a) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in "Conditions to the Offer" below, (b) if prior to the purchase of Shares pursuant to the Offer, the Company will have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (I) would give rise to the failure of a condition set forth in "Conditions to the Offer" below and (II) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company or (c) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraphs (d), (f) and (g) of "Conditions to the Offer" below.

  Takeover Proposals; No Solicitation. The Company has agreed in the Merger Agreement that it will not, nor will it permit any officer or director of the Company or any officer or director of its subsidiaries to, nor will it authorize or permit, any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (1) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (2) except as provided in the next paragraph, enter into any agreement with respect to any Takeover Proposal or
(3) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof based on the written advice of outside counsel, the Company may, in response to an unsolicited written bona fide Takeover Proposal that contains no financing condition from a person that the Company Board reasonably believes has the financial ability to make a Superior Proposal, furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with such person. For purposes of the Merger Agreement, "Takeover Proposal" means any written proposal that contains no financing condition for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the transactions contemplated in the Merger Agreement.

  The Merger Agreement provides that neither the Company Board nor any committee thereof will (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger or (2) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the members thereof based on the written advice of outside counsel, may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger) a Superior Proposal. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide Takeover Proposal made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger.

  The Merger Agreement provides that nothing contained therein shall prohibit the Company and its Board of Directors from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer; provided, however, that the Company may not, except as permitted by the second preceding paragraph, withdraw or modify its position, with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

  Fees and Expenses. The Merger Agreement provides that the Company will pay to Parent, upon demand a fee of $1 million (the "Termination Fee"), payable in same day funds, if (1) after the date of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) will have publicly made a Takeover Proposal, (2) the Offer will have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such Takeover Proposal is made), (3) the Minimum Condition will not have been satisfied at the expiration of the Offer, (4) the Merger Agreement will thereafter be terminated pursuant to its terms and (5) the Company Board, within 10 business days after the public announcement of the Takeover Proposal, either fails to recommend against acceptance of such Takeover Proposal by the Company's stockholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's stockholders. The Merger Agreement further provides that if (1) the Company will terminate the Merger Agreement for reasons described in clause
(3) under "Termination of the Merger Agreement" above,

(2) Parent will terminate the Merger Agreement for reasons described in clause
(4)(c) under "Termination of the Merger Agreement" above, or (3) either the Company or Parent terminates the Merger Agreement for reasons described in clause (2)(a) under "Termination of the Merger Agreement" above as a result of the existence of any condition set forth in paragraph (d) of "Conditions to the Offer" below; the Company will pay to Parent, an amount (the "Expense Reimbursement Amount"), equal to $200,000, which will be payable in same day funds. The estimated Amount will be paid concurrently with any such termination. Parent shall reimburse the Company to the extent such Expense Reimbursement Amount exceeds its actual expenses. Notwithstanding the foregoing, the aggregate payment by the Company for reason described in this paragraph above will not exceed $1 million. If Parent terminates the Merger Agreement upon failure by the Parent to satisfy the Financing Condition for reasons not attributable to the Company, Parent shall pay to the Company an amount equal to $100,000.

  Conduct of Business by the Company. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time of the Merger and the appointment or election of the Purchaser's designees to the Company Board pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as contemplated by the Merger Agreement or otherwise approved in writing by Parent, during the period from the date of the Merger Agreement to the Control Time, the Company will not, and will not permit any of its subsidiaries to: (1)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock (including shares issued and held in treasury), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Common Stock upon the exercise of Company Options outstanding on the date of the Merger Agreement in accordance with their present terms; (3) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (5) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (6)(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements not to exceed in the aggregate $250,000, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company except for travel advances and loans to employees in amounts not to exceed $10,000 in the aggregate; (7) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000; (8) (a) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of December 31, 1996,
(b) grant to any officer of the

Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, (c) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (d) amend any benefit plan in any respect; (9) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms; (11) except in the ordinary course of business, modify, amend or terminate any material contract or waive or release or assign any material rights or claims; (12) make any material tax election or settle or compromise any material income tax liability; or (13) authorize any of, or commit or agree to take any of, the foregoing actions. In addition, the Merger Agreement provides the Company will not, and will not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by the terms of the Merger Agreement, any of the conditions to the Offer set forth under "Conditions to the Offer" below, or any of the conditions to the Merger set forth under "Conditions to the Offer" above, not being satisfied.

  Pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would or that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals", any of the conditions to the Offer or to the Merger not being satisfied.

  In addition, the Merger Agreement provides that the Company shall promptly advise the Purchaser orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

  Board of Directors of the Company. The Merger Agreement provides that upon the purchase and payment by Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate such number of directors on the Board of Directors of the Company which represents a percentage of the Board of Directors of the Company equaling the percentage of Shares purchased. If requested by Parent, the Company shall cause such persons designated by Parent to constitute at least the same percentage of each committee of the Board of Directors of the Company and each board of directors of each subsidiary of the Company.

  The Merger Agreement further provides that in the event that Parent's designees are elected to the Board of Directors of the Company prior to the Effective Time of the Merger, until the Effective Time of the Merger the Board of Directors of the Company shall have at least two directors who are directors as of the date of the Merger Agreement. In such event, the affirmative vote of a majority of the directors not designated by Parent shall be required to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, or (iii) take any other action by the Board of Directors of the Company under or in connection with the Merger Agreement.

  Stock Options. Immediately prior to the Effective Time, each outstanding Company Option granted under the Option Plans or otherwise shall be surrendered to the Company and shall be forthwith cancelled and the Company shall pay to each holder of a Company Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option. Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and no holder of Company Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  Subordinated Debt. Immediately prior to the Effective Time, Parent will cause the Company to redeem all of the Company's 8% Senior Subordinated Notes A and 8% Senior Subordinated Notes B in an amount equivalent to the outstanding principal amount thereof and accrued and unpaid interest thereon but not in excess of $2.2 million.

  Indemnification. The Purchaser and Parent have agreed in the Merger Agreement that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided under certain indemnification agreements and in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

  Reasonable Notification. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Operative Agreements.

  Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors," after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of the Purchaser's and Parent's respective obligations under the Operative Agreements.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since December 31, 1996, brokers, fees and expenses, intellectual property, environmental protection, transactions with affiliates and contracts.

  THE STOCKHOLDERS AGREEMENT. As an inducement and a condition to entering into the Merger Agreement, Parent required that the Stockholders agree, and the Stockholders agreed, to enter into the Stockholders Agreement.

  The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

  Tender of Shares. Pursuant to the Stockholders Agreement, the Stockholders have agreed to tender all of the Shares beneficially owned by them at the Offer Price and in accordance with the terms and conditions of the Offer, representing in the aggregate of 4,098,654 Shares, or approximately 68.9% of the currently outstanding Shares of the Company. The effect of the Stockholders agreeing to tender certain Shares pursuant to the Stockholders Agreement is that the Purchaser would satisfy the Minimum Condition.

  Voting. Pursuant to the Stockholders Agreement, the Stockholders have agreed, for a period ending upon the earlier of the consummation of the Merger and four-months following the termination of the Merger

Agreement in accordance with its terms (the "Term"), at any meeting of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, to vote (or cause to be voted) the Shares (if any) then held of record or beneficially owned by such Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof, and (ii) against any Takeover Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Merger Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligations or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in "Conditions to the Offer" below or under "Conditions to the Merger" above not being fulfilled; provided, however, that nothing contained in the Stockholders Agreement shall be construed as requiring any Stockholder who also is a director of the Company to propose, endorse, approve or recommend the Merger Agreement or any transaction contemplated thereby in such Stockholder's capacity as a director of the Company.

  Pursuant to the Stockholders Agreement, the Stockholders have further agreed, during the Term, that the Stockholders shall not (i) tender, or consent to any tender of, any or all such Stockholder's Shares, pursuant to any Acquisition Proposal, (ii) transfer, or consent to any transfer of, any or all of such Stockholder's Shares, Company Options or any interest therein,
(iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Company Options or any interest therein, (iv) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (v) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of their obligations under the Stockholders Agreement or the transactions contemplated thereby or by the Merger Agreement. The Stockholders have further agreed to be bound by the provisions of the Merger Agreement relating to prohibitions on solicitations of Acquisition Proposals to the same extent as the Company. For purposes of the Stockholders Agreement, "Acquisition Proposal" means a Takeover Proposal but excludes any Superior Proposal which a Stockholder, in his capacity as director, would be required to approve or recommend in accordance with his fiduciary duties.

  Each Stockholder has also granted Parent an irrevocable proxy to vote each Stockholder's Shares in favor of the Merger Agreement and against any Acquisition Proposal. Each Stockholder will be indemnified under the Stockholders Agreement to the extent such Stockholder shall be indemnified in his capacity as director of the Company under the Merger Agreement.

  Termination. The covenants and agreements contained in the Stockholders Agreement with respect to the Shares shall terminate upon the earlier of the consummation of the Merger and four months following the termination of the Merger agreement in accordance with its terms; provided, however, in the event the Merger Agreement is terminated by the Company upon the receipt of a Superior Proposal in accordance with the Merger Agreement, the Stockholders Agreement shall terminate on the date of termination of the Merger Agreement.

  Representations, Warranties, Covenants and Other Agreements. Each Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the authority to enter into and perform its obligations under the Stockholders Agreement, (iii) the absence of required consents or contractual conflicts relating to the Stockholders Agreement, (iv) the absence of encumbrances on and in respect of its Shares, (v) no finder's fees, (vi) the solicitation of Acquisition Proposals, (vii) transfers of Shares, (viii) waiver of appraisal rights and (ix) further assurances.

  CONFIDENTIALITY AGREEMENT. Pursuant to the Confidentiality Agreements dated June 27, 1994 and August 20, 1997 by Parent and the Company (together, the "Confidentiality Agreement"), the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the SEC as an exhibit to the
Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading "Available Information" in Section 8 of this Offer to Purchase.

  OTHER MATTERS. Under the Company's Certificate of Incorporation, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stockholder Agreements or otherwise, the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without approval of any other stockholder of the Company.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, the Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon consideration other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of Delaware law.

  In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Delaware law, including any duties to minority stockholders imposed upon a controlling or, if applicable, majority stockholder.

  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

  Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  13. DIVIDENDS AND DISTRIBUTIONS

  As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

  14. CONDITIONS TO THE OFFER

  Notwithstanding any other terms of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, (ii) the Financing Condition has not been satisfied or (iii) at any time on or after the date of the Agreement and before the time of acceptance for payment for any such Shares, any of the following events will have occurred:

    (a) there will be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect on the operations, business, properties or condition (financial or otherwise) of the Company or any of its subsidiaries taken as a whole;

    (b) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action will be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
  (v) of paragraph (a) above;

    (c) there will have occurred any other event, change or effect after the date of the Agreement which, either individually or in the aggregate, would have, or be reasonably likely to have, a material adverse effect on the operations, business, properties or condition (financial or otherwise) of the Company or any of its subsidiaries taken as a whole;

    (d) (i) the Company Board or any committee thereof will have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Takeover Proposal or (ii) the Company Board or any committee thereof will have resolved to do any of the foregoing;

    (e) there will have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality will not be true and correct in any material respect and any such representations and warranties that are not so qualified will not be true and correct, in each case as if such representations and warranties were made as of such time;

    (g) the Company will have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such failure would result in a material adverse effect on the operations, business, properties or condition (financial or otherwise) of the Company or any of its subsidiaries taken as a whole;

    (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 20% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

    (i) the Agreement shall have been terminated in accordance with its terms.

  Subject to the provisions of the Merger Agreement set forth under "The Offer" in Section 12 above, the foregoing conditions (i) may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to such condition and (ii) are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

  Delaware State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly elected that Section 203 of the DGCL be inapplicable to the Offer, the Merger and the transactions contemplated in the Merger Agreement and the Stockholders Agreement. At a meeting on September 10, 1997, the Board of Directors of the Company approved the Merger Agreement, the Stockholders Agreement, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 203 of the DGCL have been satisfied with respect to the Offer and the Merger and such provisions will not delay the consummation of the Merger.

  State Takeover Statutes. A number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. See Section 12. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

  16. FEES AND EXPENSES

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Information Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses. Neither of the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. CIBC Wood Gundy Securities Corp. has acted as financial adviser to Parent in connection with the Offer and the Merger and will receive customary fees in consideration for its services. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS

  The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the heading "Available Information" in Section 8 (except that they will not be available at the regional offices of the SEC).

                                          Hain Acquisition Corp.

September 12, 1997

                                  SCHEDULE I

                            DIRECTORS AND EXECUTIVE
                     OFFICERS OF PARENT AND THE PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America, except for Mr. Simon, who is a citizen of Canada, and the business address of each such person is c/o The Hain Food Group, 50 Charles Lindbergh Boulevard, Uniondale, New York 11553. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each executive officer has been an executive officer of Parent since November 1993.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    NAME AND BUSINESS ADDRESS        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  -------------------------------------------------------
DIRECTORS OF PARENT
Irwin D. Simon...................  Mr. Simon has been a Director, President and Chief
                                    Executive Officer of the Company since its inception
                                    and is its founder. From December 1990 through
                                    December 1992, Mr. Simon was employed in various
                                    marketing capacities with Slim-Fast Foods Company
                                    ("Slim Fast"), a national marketer of meal replacement
                                    and weight loss food supplements. Prior to that, Mr.
                                    Simon held various sales and marketing functions with
                                    Haagan Dazs Inc., a subsidiary of Grand Metropolis
                                    Inc.
Andrew R. Heyer..................  Since August 1995, Mr. Heyer has been a Managing
                                    Director of CIBC Wood Gundy Securities Corp., an
                                    affiliate of the Canadian Imperial Bank of Commerce
                                    and the successor to the Argosy Group, L.P. From
                                    February 1990 until August 1995, Mr. Heyer was a
                                    Managing Director of the Argosy Group, L.P., an
                                    investment banking firm that specialized in merger,
                                    acquisition, divestiture, financing, refinancing and
                                    restructuring transactions. Mr. Heyer has been a
                                    Director since November 1993.
Beth L. Bronner..................  Ms. Bronner joined Citibank, N.A. in September 1996 as
                                    Vice President and Director of Marketing for the
                                    United States and Europe. From July 1994 to August
                                    1996, Ms. Bronner was Vice President--Emerging Markets
                                    of American Telephone & Telegraph Company Consumer
                                    Communication Services business. Ms. Bronner was
                                    President of the Professional Products Division of
                                    Revlon, Inc. from May 1993 until June 1994. From
                                    February 1992 to May 1993 she was Executive Vice
                                    President of the Beauty Care and Professional Products
                                    Division of Revlon, Inc. Ms. Bronner also serves as a
                                    director of Fortis, Inc. and Ulta, Inc. Ms. Bonner has
                                    been a Director since November 1993.
Barry Gordon.....................  Since 1980, Mr. Gordon has been President and a director of American Fund Advisors, Inc., a money
                                    management firm, and was elected Chairman of the Board
                                    thereof in 1987. In addition, Mr. Gordon is President
                                    of The John Hancock Global Technology Fund (a mutual
                                    fund specializing in telecommunications and technology
                                    securities) and a director of Winfield Capital
                                    Corporation, a publicly traded small business
                                    investment company. Mr. Gordon has been a Director
                                    since November 1993.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    NAME AND BUSINESS ADDRESS        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  -------------------------------------------------------
Steve S. Schwartzreich...........  Since 1973, Mr. Schwartzreich has been Vice President and a director of Nassau Suffolk Frozen Food Co.,
                                    Inc., a distributor of frozen food, ice cream, and
                                    bakery products to retail stores. He is currently the
                                    Chairman and President of the Hunts Point Cooperative
                                    Market located in New York City. Mr. Schwartzreich has
                                    been a Director since November 1993.
William P. Carmichael............  Mr. Carmichael is a certified public accountant and member of the Illinois State Bar. He was Senior Vice
                                    President & Chief Accounting Officer of Sara Lee
                                    Corporation from 1991 until his retirement in 1993.
                                    Mr. Carmichael is a director of several other
                                    companies, including Health O Meter Products, Inc.,
                                    Cobra Electronics Corporation and The Golden Rule
                                    Insurance Company. Mr. Carmichael has been a director
                                    since 1995.
William J. Fox...................  Mr. Fox has been Executive Vice President and Chief
                                    Financial Officer of Revlon, Inc. and Revlon Consumer
                                    Products Corporation since their respective formations
                                    in 1992 and was elected as a Director in November 1995
                                    and September 1994, respectively. He has been
                                    Executive Vice President and Chief Financial Officer
                                    of Revlon Holdings Inc. since November 1991 and a Vice
                                    President since 1987. He has been Senior Vice
                                    President of MacAndrews & Forbes Holdings Inc. since
                                    August 1990. Mr. Fox has been a director since
                                    December 1996.
Jack Futterman...................  Mr. Futterman is Chairman and Chief Executive Officer
                                    of the Pathmark Supermarket chain in March 1996. He
                                    joined Pathmark in 1973 as Vice President of its
                                    drugstore and general merchandise divisions and
                                    occupied a number of positions before becoming
                                    Chairman and Chief Executive Officer. Mr. Futterman is
                                    a registered pharmacist and former Chairman of the
                                    National Association of Chain Drugstores. He is a
                                    Director of Del Labs, Inc. as well as several not-for-
                                    profit organizations. Mr. Futterman has been a
                                    director since December 1996.

EXECUTIVE OFFICERS OF PARENT

Irwin D. Simon...................  Director, President and Chief Executive Officer. For
                                    further information, see above.
Jack Kaufman.....................  Chief Financial Officer, Treasurer and Assistant
                                    Secretary. During 1992 and part of 1993, Mr. Kaufman
                                    was a financial executive for JWP, Inc.
Benjamin Brecher.................  Vice President--Operations. Prior to November 1993, Mr.
                                    Brecher was an officer and director of Kineret Kosher
                                    Foods from 1974 until its acquisition by The Hain Food
                                    Group, Inc. in November 1993.
Ellen Deutsch....................  Senior Vice President--Sales and Marketing. Prior to
                                    May 1996, Ms. Deutsch was a principal of F&D
                                    Advertising Agency of Westbury, New York.

  2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. Each person listed is a director of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, except for Mr. Simon, who is a citizen of Canada, and the business address of each such person is c/o The Hain Food Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York 11553.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                NAME                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ---------------------------------  -------------------------------------------------------
                                    President. For further information, see paragraph 1
 Irwin D. Simon...................  above.
                                    Secretary. For further information, see paragraph 1
 Jack Kaufman.....................  above.
 Bruce Lerit......................  Treasurer. Mr. Lerit is a certified public accountant and has been corporate controller of The Hain Food
                                    Group, Inc. since March 1995. From January 1994, until
                                    March 1995, he was controller of Rockbottom Stores,
                                    Inc. From April 1991, until January 1994, Mr. Lerit was
                                    controller of Entex, Inc.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY

         By Mail:               By Facsimile:           By Hand or Overnight
                                                              Carrier:

 2 Broadway (19th Floor)        (212) 509-5150         2 Broadway (19th Floor)
 New York, New York 10004                             New York, New York 10004
   Attn: Reorganization                                Attn: Reorganization
        Department                                          Department

                             To confirm fax only:
                           (212) 509-4000, Ext. 535

  Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                   PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885